UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2019

NEW JERSEY RESOURCES CORPORATION
(Exact Name of registrant as specified in its charter)

New Jersey	001-08359	22-2376465
(State or Other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification No.)
of Incorporation)

1415 Wyckoff Road
Wall, New Jersey	07719
(Address of Principal Executive Offices)	(Zip Code)

(732) 938-1480
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on
which registered
Common Stock - $2.50 par value	NJR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      [   ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 1.01. Entry into a Material Definitive Agreement.

On October 9, 2019, New Jersey Resources Corporation’s (“NJR”) entered into a $350,000,000 Senior 364-Day Term Loan Facility dated, as of October 9, 2019 (the “Bridge Facility”), by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto and Wells Fargo Bank, National Association (“Wells Fargo”), as Administrative Agent, and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner. Proceeds of the Bridge Facility were used to finance $350.0 million of the aggregate purchase price of $367.5 million for the acquisition of limited liability company interests of Leaf River Energy Center LLC, pursuant to the Membership Interest Purchase Agreement with Leaf River Energy Holdings, LLC.

Borrowings under the Bridge Facility bear interest, at NJR’s option at (i) the Base Rate (as hereinafter defined) from time to time in effect plus the applicable interest margin in effect at such time for Base Rate loans (the “Base Rate Margin”) or (ii) the applicable LIBOR (as defined in the Bridge Facility) plus the applicable interest margin in effect at such time for LIBOR loans (the “LIBOR Margin”). “Base Rate” is the highest of (but in no event less than zero) (A) Wells Fargo’s prime commercial lending rate as announced from time to time, (B) the federal funds rate plus 0.5% per annum or (C) the LIBOR rate for a 1-month interest period plus 1.0% per annum. During the first 180 days, the Base Rate Margin ranges from 0% to 0.250% and the LIBOR Margin ranges from 0.875% to 1.250%, depending on the credit rating of New Jersey Natural Gas Company, a wholly-owned subsidiary of NJR, from Fitch, Inc. and Moody’s Investor Services, Inc. (the “Credit Rating”). After 180 days, the rates increase, with the Base Rate Margin ranging from 0.075% to 0.450% and the LIBOR Margin ranging from 1.075% to 1.450%, depending on the Credit Rating.

The Bridge Facility contains representations, warranties, affirmative, negative and financial covenants and defaults that are the same or substantially similar to the affirmative, negative and financial covenants in the Amended and Restated Credit Agreement, dated December 5, 2018, by and among NJR, certain of its subsidiaries as guarantors, the lenders party thereto and PNC Bank, National Association, as administrative agent, JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association and U.S. Bank National Association, as syndication agents, and Bank of America, N.A., Mizuho Bank, Ltd. and TD Bank, N.A., as documentation agents (the “Revolving Credit Agreement”), as well as a cross default for breaches of the Revolving Credit Agreement. The occurrence of an event of default under the Bridge Facility could result in all loans and other obligations of NJR becoming immediately due and payable and the Bridge Facility being terminated. Loans under the Bridge Facility are required to be prepaid to the extent of new cash proceeds received upon the issuance of equity of NJR, the incurrence of indebtedness by NJR or its subsidiaries, the disposition of assets by NJR or its subsidiaries or upon other specified events, in each case subject to certain exceptions set forth in the Bridge Facility.

A copy of the Bridge Facility is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01. The foregoing summary of the Bridge Facility is qualified in its entirety by reference to the text of the Bridge Facility filed herewith.

NJR and its affiliates regularly engage Wells Fargo to provide other banking services. All of these engagements are negotiated at arm’s length.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Exhibit
10.1	$350,000,000 Term Loan Credit Agreement, dated as of October 9, 2019, by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner
104	Cover page in Inline XBRL format

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEW JERSEY RESOURCES CORPORATION

Date: October 11, 2019	By:	/s/ Patrick J. Migliaccio
Patrick J. Migliaccio
Senior Vice President and Chief Financial
Officer

EXHIBIT INDEX

Exhibit Number	Exhibit
10.1	$350,000,000 Term Loan Credit Agreement, dated as of October 9, 2019, by and among New Jersey Resources Corporation and each of the Guarantors party thereto and the lenders party thereto and Wells Fargo Bank, National Association, as Administrative Agent and Wells Fargo Securities, LLC, as Sole Lead Arranger and Sole Bookrunner
104	Cover page in Inline XBRL format